Exhibit 99(a)

          News Release

5 Sarnowski Drive, Glenville, New York 12302
(518) 377-3311 Fax: (518) 381-3668

Subsidiary: Trustco Bank

Contact:	Robert M. Leonard
Executive Vice President and Chief Risk Officer
(518) 381-3693

TrustCo continues more than 100-year history of success, announces quarterly dividend

Glenville, New York – February 15, 2022

The Board of Directors of TrustCo Bank Corp NY (TrustCo, Nasdaq: TRST) on February 15, 2022 declared a quarterly cash dividend of $0.35 per share, or $1.40 per share on an annualized basis.   The dividend will be payable on April 1, 2022 to shareholders of record at the close of business on March 4, 2022.  TrustCo has paid a cash dividend every year since 1904.

Chairman, President and Chief Executive Officer Robert J. McCormick said: “We are very pleased that our bank’s performance, driven by management’s commitment to the growth of the company, has enabled us to again provide our shareholders with a strong cash dividend.  Building on our previous successes and the continued cultivation of new customers in the communities we serve, allows us to deliver this important dividend even in these uncertain times. We are proud to continue the more than 100-year tradition of meeting the expectations of our owners.”

About TrustCo Bank Corp NY

TrustCo Bank Corp NY is a $6.2 billion savings and loan holding company. Through its subsidiary, Trustco Bank, Trustco operates 144 offices in New York, New Jersey, Vermont, Massachusetts and Florida. Trustco has a more than 100-year tradition of providing high-quality services, including a wide variety of deposit and loan products. In addition, Trustco Bank’s Financial Services Department offers a full range of investment services, retirement planning and trust and estate administration services. Trustco Bank is rated as one of the best performing savings banks in the country. The common shares of TrustCo are traded on the NASDAQ Global Select Market under the symbol TRST. For more information, visit www.trustcobank.com.

Safe Harbor Statement

All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended.  Forward-looking statements can be identified by words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. TrustCo wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and such forward-looking statements are subject to factors that could cause actual results to differ materially from those discussed. Examples of these factors include, but are not limited to, the effect of the COVID-19 pandemic on our business, financial condition, liquidity and results of operations; the impact of the actions taken by governmental authorities to contain COVID-19 or address the impact of COVID-19 on the economy, and the effect of all of such items on our operations, liquidity and capital position, and on the financial condition of our borrowers and other customers, as well as other financial, operational and legal risks and uncertainties detailed from time to time in TrustCo’s cautionary statements contained in its filings with the Securities and Exchange Commission.

The forward-looking statements contained in this news release speak only as of today’s date. TrustCo disclaims any obligations to update forward-looking statements contained in this news release or in the above referenced reports, whether as a result of new information, future events or otherwise.